Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CALL
Prime Retail, Inc.:
November 18, 2003	Investors:	Robert A. Brvenik President and Chief Financial Officer (410) 234-1750

	Media:	Steven A. Sless Director - Public Relations (410) 234-8333

The Lightstone Group, LLC: David W. Lichtenstein President and Chief Executive Officer (732) 367-0129

	Media:	Michael D. Beckerman Beckerman Public Relations (908) 781-6420 michael@beckermanpr.com

PRIME RETAIL ANNOUNCES STOCKHOLDER APPROVAL OF ACQUISITION BY AN AFFILIATE OF THE LIGHTSTONE GROUP

BALTIMORE — Prime Retail, Inc. (the “Company’’) (OTC Bulletin Board: PMRE, PMREP, PMREO) announced today that its stockholders approved the acquisition of the Company (the “Acquisition”) by Prime Outlets Acquisition Company, LLC (the “Buyer”), a Delaware limited liability company, for aggregate consideration of $115.5 million, plus assumed debt.  The Buyer is an affiliate of The Lightstone Group, LLC (“The Lightstone Group”), a New Jersey-based real estate company.

At today’s special meeting of stockholders, the final vote on the Acquisition was as follows:

Final Voting Results	For	Against	Abstain
Series A Preferred Stock	70.07%	25.24%	0.26%
Series B Preferred Stock	79.57%	0.94%	0.26%
Common Stock	58.42%	10.19%	0.48%

The Acquisition, which is expected to close within the next 30 days, remains subject to satisfaction of certain customary closing conditions.  Accordingly, there can be no assurances as to the timing, terms or completion of the Acquisition.

The Acquisition will result in aggregate consideration of $115.5 million payable to the Company’s stockholders and unit holders and the assumption of approximately $511 million of debt by the Buyer.  Under the terms of the definitive agreement, each holder of the Company Series A preferred stock will receive cash in the amount of $18.40 per share, each holder of the Company Series B preferred stock will receive cash in the amount of $8.169 per share, and each holder of the Company common stock will receive cash in the amount of $0.17 per share.

Concurrent with the consummation of the Acquisition, the agreement of limited partnership of Prime Retail, L.P., the operating partnership through which the Company conducts substantially all of its business (the “Operating Partnership”), will be amended and restated (the “Amended Partnership Agreement”) and, as a result of elections made by a majority of the existing limited partners in the Operating Partnership, the existing common units in the Operating Partnership (other than common units held by the Company) will be exchanged for a like number of preferred units in the Operating Partnership (“Preferred Unit”).  Each holder of Preferred Units will be entitled to require the Operating Partnership to redeem all of such holder’s Preferred Units for an amount per unit equal to $0.17 (the consideration paid for a share of common stock of the Company in the Acquisition) plus accrued and unpaid distributions at the rate of 6% per annum.

Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, leasing, marketing and management of outlet centers throughout the United States.  Prime Retail currently owns and/or manages 36 outlet centers totaling approximately 10.2 million square feet of GLA.  Prime Retail also owns 154,000 square feet of office space.  Prime Retail has been an owner, operator and a developer of outlet centers since 1988. For additional information, visit Prime Retail’s website at www.primeretail.com.

Founded in 1988, The Lightstone Group has become one of the largest, private real estate companies in the industry. The Company owns/manages a diversified portfolio of 16,000 apartments as well as office, industrial and retail properties totaling more than 9.1 million square feet of space in 18 states and Puerto Rico.  Headquartered in Lakewood, New Jersey, The Lightstone Group employs over 400 professionals and maintains offices in New York, Maryland, Virginia, and California.  The Lightstone Group is currently embarked on an aggressive acquisition and expansion program throughout the United States.  For more information on The Lightstone Group, contact the company’s Lakewood, New Jersey headquarters at 800-347-4078 or visit their website at www.lightstonegroup.com.

Some of the statements contained herein which are not statements of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance.  The words “believes,” “expects,” “anticipates,” “estimates” and similar words or expressions are generally intended to identify forward-looking statements.  Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.  Prime Retail accepts no responsibility for updating forward-looking statements.

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